Exhibit 99.1

June 29, 2016	Media:	Jim Hughes - 781.751.5404
	Investors:	Ellen A. Taylor - 203.900.6854

Citizens Financial Group, Inc. Receives No Objection to 2016 Capital Plan

PROVIDENCE, R.I. – Citizens Financial Group, Inc. (NYSE: CFG or the “Company”) today announced that the Board of Governors of the Federal Reserve System (“Federal Reserve”) has completed its review of the Company’s 2016 Capital Plan (the “Plan”) in connection with its Comprehensive Capital Analysis and Review (“CCAR”) of the nation’s 33 largest bank holding companies and has not objected to the Plan. The CCAR results follow the Federal Reserve’s June 23, 2016 publication of its Dodd-Frank Act Stress Test results.

“We are pleased by today’s CCAR result, which provides us with the ability to increase our dividend and share repurchases as we continue to optimize our capital structure,” said Chairman and Chief Executive Officer Bruce Van Saun. “We are able to fund robust loan growth and capital return to shareholders given that we remain one of the strongest capitalized banks in our peer group. We remain focused on executing our strategic growth initiatives in order to deliver enhanced shareholder returns.”

The Plan was designed to continue to provide attractive returns to the Company’s shareholders and prudently optimize CFG’s capital structure and includes for the four-quarter period beginning July 1, 2016:

•	Proposed quarterly dividends of $0.12 per share through the end of 2016.

•	Common share repurchases of up to $690 million, an increase of 38% over the 2015 Capital Plan.

•	The potential to raise quarterly dividends to $0.14 per share in 2017.

Proposed dividends are subject to consideration and approval by CFG’s Board of Directors. Common stock repurchases under the Plan have been authorized by CFG’s Board of Directors. CFG’S common stock repurchases may be executed in the open market or in privately negotiated transactions, including under Rule 10b5-1 plans. The timing and exact amount of dividends and share repurchases will be consistent with the Plan and will be subject to various factors, including the Company’s capital position, financial performance and market conditions.

As previously disclosed, the Company has an agreement to repurchase $500 million of subordinated notes from The Royal Bank of Scotland Group plc, which has now been approved by the Federal Reserve as part of the Plan.

The public disclosure of the Federal Reserve’s 2016 CCAR results for all participating bank holding companies is available on the Federal Reserve’s website.

Citizens Financial Group, Inc.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $140.1 billion in assets as of March 31, 2016. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions.

Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance.

Citizens operates through its subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania as Citizens Bank, Citizens Commercial Banking and Citizens One. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Cautionary Statement About Forward-Looking Statements

This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on February 26, 2016.

CFG-IR